Exhibit 77C- Matters submitted to a vote of security holders

AllianceBernstein Municipal Income Fund II-New Jersey Portfolio

A Special Meeting of the Stockholders of the AllianceBernstein Municipal Income Fund II-New Jersey Portfolio (the "Portfolio") was held on
November 15, 2005 and adjourned until December 6, 2005 and
December 19, 2005.  At the November 15, 2005 Meeting, with respect to the first item of business, the election of Trustees, and the third item of business, the amendment, elimination, or reclassification as non-fundamental of the fundamental investment restrictions, the required number of outstanding shares were voted in favor of the proposal, and the proposal was approved.  At the December 6, 2005
Meeting, with respect to the third item of business, the amendment, elimination, or reclassification as non-fundamental of the fundamental investment restrictions, the required number of outstanding shares were
voted in favor of the proposal, and the proposal was approved.   At the
December 19, 2005 Meeting, with respect to the fourth item of business, the reclassification of the Portfolio's fundamental investment objective as non-fundamental with changes to the Portfolio's investment objective, the required number of outstanding shares voted in favor of the proposal, and the proposal was approved. A description of each proposal and number of shares voted at the Meeting are as follows (the proposal numbers shown below correspond to the proposal numbers in the Portfolio's proxy statement):


Voted For
Withheld Authority
1. To elect eight Trustees of the Portfolio, each such Trustee to hold office until his or her successor is duly elected and qualified.





Ruth Block
91,212,049
2,694,097
David H. Dievler
91,221,279
2,684,867
John H. Dobkin
91,242,278
2,663,867
Michael J. Downey
91,267,436
2,638,710
William H. Foulk, Jr.
91,239,025
2,667,120
D. James Guzy
90,901,764
3,004,382
Marc O. Mayer
91,231,955
2,674,190
Marshall C. Turner, Jr.
91,259,021
2,647,125



Voted For
Voted Against

Abstained
Broker
Non-Votes
  3.   To amend, eliminate,
  or reclassify as
  non-fundamental, the
  fundamental investment
  restrictions regarding:





3.B.  Issuing Senior Securities
         and Borrowing Money

7,623,311
501,785
219,036
2,744,061
3.C.  Underwriting Securities

7,637,931
484,633
221,568
2,744,061
3.D.  Concentration of Investments

7,658,571
483,599
201,962
2,744,061
3.E.  Real Estate and Companies
         That Deal In Real Estate

7,650,378
482,313
211,440
2,744,061
3.F.   Commodity Contracts and
         Futures Contracts
7,655,824
480,505
207,802
2,744,061
3.G.   Loans

7,631,431
506,756
205,944
2,744,061
3.H.   Joint Securities Trading
          Accounts

7,657,781
477,781
208,569
2744061
3.L.   Purchase of Securities on
         Margin

7,636,882
500,815
206,435
2,744,061
3.M.  Short Sales

7,639,331
495,950
208,851
2,744,061
3.N.  Pledging, Hypothecating,
         Mortgaging, or Otherwise
         Encumbering Assets

7,621,106
513,884
209,181
2,744,061
3.V.  Option Transactions
7,641,130
490,234
212,767
2,744,061





4.B.  The reclassification of the
         Portfolio's fundamental
         investment objective as non-
         fundamental with changes to
         the Portfolio's investment
         objective.
7,457,235
410,298
593,100
2,656,419